ASSIGNMENT AND ASSUMPTION AGREEMENT
THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is entered into and effective as of February 22, 2022 (the “Effective Date”) by and among Utz Brands, Inc., a Delaware corporation (the “Company”), Continental Stock Transfer & Trust Company, a New York corporation (“Continental”), Equiniti Trust Company, a limited company organized under the laws of the State of New York (“Equiniti”) and each of the holders of Warrants (as defined below) set forth on the signature pages hereto (the “Consenting Holders”).
WHEREAS, the Company previously entered into a warrant agreement, dated as of October 4, 2018 (the “Warrant Agreement”) governing the terms of the Company’s warrants to purchase Class A Ordinary Shares the Company (the “Warrants”).
WHEREAS, on August 28, 2020, the Company domesticated from a Cayman Islands company into a Delaware corporation (the “Domestication”) and changed its name from Collier Creek Holdings to Utz Brands, Inc.
WHEREAS, on August 28, 2020, the Company consummated the acquisition of certain company units of Utz Brands Holdings, LLC (“Utz”), the parent of Utz Quality Foods, LLC (“Utz Quality Foods”), as a result of a new issuance by Utz and purchases from Utz’s existing equityholders pursuant to a Business Combination Agreement, dated as of June 5, 2020 (as amended or supplemented from time to time, the “Business Combination Agreement”) among the Company, Utz and certain equityholders of Utz (the “Sellers”) (the Domestication and the transactions contemplated by the Business Combination Agreement, collectively, the “Business Combination”).
WHEREAS, in connection with the consummation of the Business Combination, each outstanding Class A Ordinary Share converted on a one-for-one basis into shares of Class A Common Stock, par value $0.0001 of the Company (the “Class A Common Stock”).
WHEREAS, pursuant to Section 4.4 of the Warrant Agreement, upon the closing of the Business Combination (the “Closing”), the Warrants represent the right of the holders thereof to purchase shares of Class A Common Stock.
WHEREAS, as of the Effective Date, there remain outstanding 7,200,000 Private Placement Warrants (as defined in the Warrant Agreement) to purchase up to 7,200,000 shares of Class A Common Stock.
WHEREAS, the Company wishes to appoint Equiniti to serve as successor Warrant Agent and Transfer Agent under the Warrant Agreement.
WHEREAS, in connection with and effective upon such appointment, Continental wishes to assign all of its rights, interests and obligations as Warrant Agent and Transfer Agent under the Warrant Agreement, as hereby amended, to Equiniti, Equiniti wishes to assume all of such rights, interests and obligations and the Company wishes to approve such assignment and assumption.
NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:
1. Confirmation of Change of Name and Address. The Company hereby confirm that by operation of law pursuant to the Domestication that, effective as of the consummation of the Business Combination, any references in the Warrant Agreement or the Warrants to: (i) the “Company” shall mean Utz Brands, Inc.; (ii) “Ordinary Share” shall mean the Class A Common Stock; and (iii) the “Board of Directors” or the “Board” or any committee thereof shall mean the board of directors of the Company or any committee thereof. Any notice, statement or demand authorized by the Warrant Agreement to be given or made by the holder of any Warrant or by the Warrant Agent to or on the Company pursuant to Section 9.2 shall be delivered to:
Utz Brands, Inc.
900 High Street
Hanover, PA 17331
Attn: General Counsel

2. Appointment of Successor Warrant Agent and Transfer Agent. The Company hereby appoints Equiniti to serve as successor Warrant Agent and Transfer Agent under the Warrant Agreement and Continental hereby assigns, and Equiniti hereby agrees to accept and assume, effective as of the Closing, all of Continental’s
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rights, interests and obligations in, and under the Warrant Agreement and Warrants, as Warrant Agent and Transfer Agent. Unless the context otherwise requires, from and after the Closing, any references in the Warrant Agreement and the Warrants to the “Warrant Agent” or “Transfer Agent” shall mean Equiniti. Any notice, statement or demand authorized by the Warrant Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent pursuant to Section 9.2 shall be delivered to:
Equiniti Trust Company
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120
Attn: Voluntary Corporate Actions
3. Amendment to Warrant Agreement. To the extent required by this Agreement, the Warrant Agreement is hereby deemed amended pursuant to Section 9.8 thereof to reflect the subject matter contained herein, effective as of the Effective Date, including the following.
a.    Section 8.4.2 is hereby amended and restated in its entirety as follows:
“Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence or willful misconduct. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence or willful misconduct.”
4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, as such laws are applied to contracts entered into and performed in such State without resort to that State’s conflict-of-laws rules.
5. Counterpart. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
6. Successors and Assigns. All the covenants and provisions of this Agreement shall bind and inure to the benefit of each party’s respective successors and assigns.
7. Entire Agreement. This Agreement and the Warrant Agreement, as hereby amended constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date and year first written above.

UTZ BRANDS, INC.

By:	/s/ Theresa Shea
Name: Theresa Shea
Title: Executive Vice President, General Counsel & Corporate Secretary

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Douglas Reed
Name:
Title:

EQUINITI TRUST COMPANY

By:	/s/ Martin J. Knapp
Name:
Title:

CONSENTING HOLDERS

ROGER K. DEROMEDI REVOCABLE TRUST DATED 2/11/2000 AMENDED AND RESTATED 11/9/2011

By:	/s/ Roger K. Deromedi
Name: Roger K. Deromedi
Title: Trustee

JASON K. GIORDANO

/s/ Jason Giordano

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